SUPERIOR INDUSTRIES INTERNATIONAL, INC.
ANNUAL REPORT ON FORM 10-K

Exhibit 2.4

ADDENDUM TO
SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT
BETWEEN
SUPERIOR INDUSTRIES INTERNATIONAL, INC.
AND
SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED
AND
MR. CHANDRA SEKHAR MOVVA
AND
MR. MANOJ KHAITAN
AND
KUBERA CROSS-BORDER FUND (MAURITIUS) LIMITED
AND
SYNERGIES CASTINGS LIMITED

DATED THIS ……. DAY OF ……………. 2010
ADDENDUM TO SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT DATED JUNE 24, 2010
THIS ADDENDUM TO SHARE SUBSCRIPTION CUM SHAREHOLDERS' AGREEMENT (“Addendum”) is made and entered into on this ….. day of…………… 2010, BY AND BETWEEN:

1.
SUPERIOR INDUSTRIES INTERNATIONAL, INC., a company duly incorporated and existing under the laws of the State of California with its registered office at 7800 Woodley Avenue, Van Nuys, California 91406-1788 and its wholly-owned and indirect subsidiary, SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED, a company duly incorporated and existing under the laws of the Republic of Cyprus with its registered office at 11 Limassol Avenue, Galatariotis Building, 2nd Floor, 2112 Nicosia, Cyprus (hereinafter referred to as “Superior”, which expression shall, unless repugnant to the meaning or context thereof, be deemed to include their successors and permitted assigns) of the FIRST PART; AND

2.
Mr. CHANDRA SEKHAR MOVVA, son of ######################, aged about ## years, presently residing at ############################################################## representing himself and each of the shareholders, which term is defined hereinafter whose names, addresses and other details are listed in Annexure - 1 hereto (hereinafter collectively referred to as the “Promoters” and singly referred to as the “Promoter”, a term that shall mean and include their respective legal representatives, legal heirs, administrators, executors and permitted assigns) of the SECOND PART; AND

3.
Mr. MANOJ KHAITAN, son of #########################, aged about ## years, presently residing at #######, ############################################################ representing himself and shall include his respective legal representatives, legal heirs, administrators, executors and permitted assigns) of the THIRD PART; AND

4.
KUBERA CROSS-BORDER FUND (MAURITIUS) LIMITED, a company incorporated in Mauritius having its registered office at 5, President John Kennedy Street, Port Louis, Mauritius (hereinafter referred to as “Kubera”, a term that shall mean and include its successors-in-interest, affiliates and assigns) of the FOURTH PART; AND

SYNERGIES CASTINGS LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at Flat No. 4A, Sampathji Apartments, 6-3-855/10/A, Sadaat Manzil, Ameerpet, Hyderabad 500 016, Andhra Pradesh, India and works / corporate office at Plot # 3 and 4, Visakhapatnam Special Economic Zone, Duvvada, Visakhapatnam - 530046, Andhra Pradesh, India (hereinafter referred to as the “Company” or “Syncast”, which expression shall, unless repugnant to the meaning or context thereof, be deemed to include its successors and permitted assigns) of the FIFTH PART.
For the purpose of this Agreement, “Party” means Superior, Promoters / Promoter, Kubera or the Company/Syncast, as applicable, and the expression “Parties” means any two or more of them collectively.
WHEREAS:

A.
The Parties entered into a Share Subscription Cum Shareholders' Agreement on June 24, 2010 (“SSHA”) for the purpose of subscription of fresh equity shares of Syncast by Superior and recording of other relevant terms and conditions relating to the shareholding of the Parties in Syncast;

B.
Syncast requires immediate infusion of further capital and has requested Superior to accelerate the payment of Tranche 3 before Tranches 2A and 2B, by renumbering old Tranche 3 as new Tranche 2A, old Tranche 2A as new Tranche 2B and old Tranche 2B as Tranche 3, and shifting the requirements of the Conditions Precedent accordingly. As a result, the new Tranche 2A payment will increase from USD 1.0 million to USD 2.0 million (“Second A Tranche Payment”).

C.
Consequent to the increased amount of Second A Tranche Payment being paid now, the Second B Tranche payment will be reduced from USD 4.0 million to USD 1.0 million (“Second B Tranche Payment”) and the Third Tranche payment would be increased from USD 2.0 million to USD 4.0 million ("Third Tranche Payment"). In light of the revised amounts of Second A Tranche Payment, Second B Tranche Payment and Third Tranche Payment, the number of Tranche 2A Shares, Tranche 2B Shares and Tranche 3 Shares would also undergo corresponding amendments.

D.	Superior has agreed to the abovementioned revision of arrangement.

E.	The Parties have therefore mutually decided to amend the SSHA, as hereinafter contained.
NOW THEREFORE THIS AGREEMENT WITNESSES AND IN CONSIDERATION OF THE PREMISES, MUTUAL PROMISES, COVENANTS, WARRANTIES SET FORTH HEREINAFTER, IT IS MUTUALLY AGREED AND DECLARED BY AND BETWEEN THE PARTIES AS UNDER:

1.	Clause 3.1.2, 3.1.3 and Clause 3.1.4 of the SSHA relating to Payment Schedule shall be amended. The present Clauses 3.1.2, 3.1.3 and Clause 3.1.4 shall be deleted and replaced by the following:
“3.1.2    Tranche 2 A: Payment of USD 2 million ("Second A Tranche Payment") to be made by Superior for subscription of 1,386,926 equity shares of INR 10 each ("Tranche 2 A Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of the Tranche 2A Shares.
3.1.3     Tranche 2 B: Payment of USD 1 million ("Second B Tranche Payment") to be made by Superior for subscription of 693,463 equity shares of INR 10 each ("Tranche 2 B Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 2B Shares. The Second B Tranche Payment is to be made at the time of Equity Settlement of SDAL Shares, which shall be no later than February 15, 2011 (“Second B Closing

Date”), or such extended date not later than February 28, 2011, as may be agreed to by all the Parties.
3.1.4     Tranche 3: Payment of USD 4.0 million ("Third Tranche Payment") to be made at the time of full settlement of debts relating to ARCIL by SDAL, which shall be no later than February 15, 2011, or such extended date not later than February 28, 2011(“Third Closing Date”), as may be agreed to by all the Parties, for subscription of 2,773,853 equity shares of INR 10 each ("Tranche 3 Shares"), subject however, to compliance of Conditions Precedent set out herein for subscription of Tranche 3 Shares.”

2.
Clause 4.1.2, Clause 4.1.3 and Clause 4.1.4 of the SSHA relating to Conditions Precedent to Tranche 2A, Tranche 2B and Tranche 3, respectively, shall be amended. The present Clauses 4.1.2, 4.1.3 and 4.1.4 shall be deleted and replaced by the following:

“4.1.2     Conditions Precedent to Tranche 2A

(a)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of Tranche 2 A Shares to Superior.

(b)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 2A Shares by Superior, which shall be compliant with Indian exchange control regulations.

(c)
EBITDA target of 80% (or USD 2.251 million) has been met based on the approved monthly Business Plan submitted by Syncast for Financial Year 2010-2011, when compared to the unaudited profit and loss account, balance sheet statement as per Indian GAAP for six month period ending on September 30, 2010, subject to a limited review of the profit and loss account being conducted by either Rahul Gautam Divan and Associates or the statutory auditor of the Company, as decided by Superior.

(d)
The Company will provide Superior a copy of the Board-approved FYE 2010 Audited Financial Statements of the Company, provided there is no material difference between the unaudited and Audited Financial Statements. For purposes of this Clause and Clause 4.1.3(e), “material” shall mean greater than a 10% difference for revenue, cost of production, PBDIT (Profit Before Depreciation, Interest, and Taxes), and PAT (Profit After Taxes) between the audited and unaudited financial statements.

4.1.3    Conditions Precedent to Tranche 2B

(a)	Equity Settlement of SDAL Shares post First Closing Date and before Third Closing Date.

(b)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of Tranche 2B Shares to Superior.

(c)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 2B Shares by Superior, which shall be compliant with Indian exchange control regulations.

(d)
Payment will be released by Superior (subsequent to Equity Settlement of SDAL Shares) into a separate Syncast bank account wherein one mandatory signatory will be appointed by Superior for the limited purpose of release of the funds.

(e)	The Company will provide Superior a copy of the most recent Board-approved Audited Financial Statements of the Company.

(f)	The Company to provide Superior a copy of the permission obtained from the Development Commissioner for licensing SDAL's production facilities to Syncast.

(g)	The Company shall obtain the permission of the Development Commissioner for the proposed investment by Superior.

(h)	The Company shall, at the meeting of the Board of Directors of the Company held as per the above sub-clause, resolve to:

i.)	approve of and adopt the Restated Articles (being in Agreed Form) subject to the consent of Shareholders of the Company at a general meeting;

ii.)	amend the Articles to reflect the Liquidation Preference as contemplated in the succeeding clause of this Agreement;

iii.)	convene an extraordinary general meeting of the Shareholders of the Company to consider and adopt the Restated Articles.

(i)	Based on recommendations of an independent company secretary, the Company will provide evidence of corrective corporate and regulatory filings.
4.1.4    Conditions Precedent to Tranche 3

(a)	Settlement of debts relating to ARCIL by SDAL post First Closing Date and before Third Closing Date and execution of settlement agreements.

(b)
The Board of Directors and Shareholders of the Company will pass necessary resolutions at Board meeting and extraordinary general meeting, respectively, approving and authorizing the allotment of Tranche 3 Shares to Superior.

(c)
The Company will nominate a local independent chartered accountant to complete the required valuation for subscription of Tranche 3 Shares by Superior, which shall be compliant with Indian exchange control regulations.

(d)
Payment will be released by Superior (subsequent to receipt of a concluded settlement agreement with ARCIL) into a separate Syncast bank account wherein one mandatory signatory will be appointed by Superior for the limited purpose of release of the funds.

(e)	The Company will provide Superior a copy of the most recent Board-approved Audited Financial Statements of the Company.

(f)	If Tranche 3 precedes Tranche 2B, conditions precedent under Clause 4.1.2 (f), (g), and (i) shall need compliance.”

3.
Clause 5.2 and 5.3 of the SSHA relating to Effect of Non-compliance with Conditions Precedent shall be amended. The present Clauses 5.2 and 5.3 shall be deleted and replaced by the following Clauses 5.2, 5.3 and 5.4:

“5.2 Tranche 2A: In case the EBITDA target of 80% is not met for subscription of Tranche 2A Shares, subject to Applicable Law, it would result in a reduction in the monetary amount payable by Superior, whilst maintaining the 26 % shareholding in Syncast on completion of Third Tranche Payment. For avoidance of doubt, it is clarified that the reduction in monetary compensation would be computed as under:
(Percentage of EBITDA achieved divided by 80%) X USD 2 million
For example, if the Company achieves 70% of the original targeted EBITDA, the monetary compensation will be reduced as follows: 70%/80% X USD2.0 million = USD 1.75 million

5.3 Tranche 2B - Post First Tranche Payment and Second A Tranche Payment of USD 2.5 million and USD 2 million, respectively, Promoters and the Company shall be under an obligation to effect the Equity Settlement of SDAL Shares before February 28, 2011. In case the Company is unable to effect/settle the foregoing on or before February 28, 2011 or such extended date as may be agreed by all the Parties, the Company, upon receipt of a notice from Superior within 30 days of such failure to effect/settle the forgoing ("Superior Notice"), commence, on a reasonable efforts basis, search for a third party purchaser to cause Tranche 1 Shares and Tranche 2A Shares to be acquired within 3 months from the date of the Superior Notice ("Acquirer Period"). If the Company fails to cause Tranche 1 Shares and Tranche 2A Shares to be acquired within the Acquirer Period, the Company shall on a reasonable efforts basis buy back such Shares within 3 months of expiry of Acquirer Period ("Company Period") and failing which the Promoters and Other Shareholders shall buy such Shares within 3 months of expiry of the Company Period. Subject to Applicable Law, in all three cases mentioned above, Superior shall be paid a price in USD that is not less than the amount Superior paid for such Tranche 1 Shares and Tranche 2A Shares. It is clarified that failure of the Company to get a third party acquirer to purchase the Tranche 1 Shares and Tranche 2A Shares within the Acquirer Period or the inability of the Company to buy back the Tranche 1 Shares and Tranche 2A Shares within the Company Period shall not be a material breach by the Company entitling Superior to seek any remedy for such failure/inability, as mentioned in this Agreement. For avoidance of doubts, it is clarified that, the exception to the material breach for the reason stated above, shall not apply to the Promoters.
5.4 Tranche 3 - Post First Tranche Payment, Second A Tranche Payment and Second B Tranche Payment of USD 2.5 million, USD 2 million and USD 1 million, respectively, Promoters and the Company shall be under an obligation to settle the debts of (i) ARCIL (mandatorily) and (ii) to the extent possible of EXIM Bank by February 15, 2011. In case the Company is unable to effect/settle the foregoing on or before February 15, 2011 or such extended date as may be agreed by all the Parties, the Company, upon receipt of Superior Notice, commence, on a reasonable efforts basis, search for a third party purchaser to cause Tranche 1 Shares, Tranche 2A Shares and Tranche 2B Shares to be acquired within the Acquirer Period. If the Company fails to cause Tranche 1 Shares, Tranche 2A Shares and Tranche 2B Shares to be acquired within the Acquirer Period, the Company shall on a reasonable efforts basis buy back such Shares within Company Period and failing which the Promoters and Other Shareholders shall buy such Shares within 3 months of expiry of the Company Period. Subject to Applicable Law, in all three cases mentioned above, Superior shall be paid a price in USD that is not less than the amount Superior paid for such Tranche 1 Shares, Tranche 2A Shares and Tranche 2B Shares. It is clarified that failure of the Company to get a third party acquirer to purchase the Tranche 1 Shares, Tranche 2A Shares and Tranche 2B Shares within the Acquirer Period or the inability of the Company to buy back the Tranche 1 Shares, Tranche 2A Shares and Tranche 2B Shares within the Company Period, shall not be a material breach by the Company entitling Superior to seek any remedy for such failure/inability, as mentioned in this Agreement. For avoidance of doubts, it is clarified that, the exception to the material breach for the reason stated above, shall not apply to the Promoters.

4.	Clauses 9.3.1 and 9.3.2 of the SSHA relating to Covenants by Superior shall be amended. The present Clauses 9.3.1 and 9.3.2 shall be deleted and replaced by the following:
“9.3.1    Superior covenants to nominate a Board member on or after February 15, 2011.

9.3.2
Superior further covenants that prior to February 15, 2011, all decisions of the Promoters and the Other Shareholders relating to operations and management of the Company after the execution of this Agreement shall be final and binding on Superior.”

5.
This Addendum shall be construed in a harmonious manner to give effect to the intention of the Parties as set out in the recitals to this Addendum. Accordingly, it is understood and agreed by and between the Parties that all rights or remedies available to Superior under the SSHA shall continue to be applicable. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Addendum.

6.
All capitalized terms used herein but not defined shall have the same meaning as ascribed to them in the SSHA. However, definition of terms, which have been specifically defined here, shall have an overriding effect over definition ascribed to the term in the SSHA.

7.	Apart from the arrangement as set out in this Addendum, all other terms and conditions of the SSHA shall continue to remain in full force and effect.
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR FIRST HEREINABOVE WRITTEN:

SIGNED AND DELIVERED	)
FOR AND ON BEHALF OF THE WITHINNAMED SUPERIOR INDUSTRIES INTERNATIONAL, INC.	) )
BY THE HAND OF MR. STEVEN J. BORICK	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
FOR AND ON BEHALF OF THE WITHINNAMED SUPERIOR INDUSTRIES INTERNATIONAL CYPRUS LIMITED	) ) )
BY THE HAND OF MR. ALKIS KAILOS	)
director of alter domus (cyprus) limited, being the sole director of alter domus nominees limited, who is the sole director of superior industries international cyprus limited	) ) )
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED PROMOTERS	)
BY THE HAND OF MR. CHANDRA SEKHAR MOVVA	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED MANOJ KHAITAN	)
BY THE HAND OF MR. MANOJ KHAITAN	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED KUBERA	)
BY THE HAND OF MR. RAMANAN RAGHAVENDRAN	)
)
)
)

WITNESSES:

Name:	Name:
Address:	Address:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED COMPANY	)
BY THE HAND OF MR. PADMANAYAN CHIRALA	)
)
)
)
WITNESSES:

Name:	Name:
Address:	Address: